AVANEX Corporation Announces Closing of Holographix Acquisition

Wednesday, July 26, 2000

FREMONT, California -(Business Wire) - July 26, 2000 - Avanex Corporation (Nasdaq: AVNX), pioneer of photonic processors that accelerate the deployment of the next generation optical network for Internet-related communications applications, today announced the closing of the previously announced acquisition of Holographix, Inc. As required by the agreement signed on May 23, 2000, Avanex has issued approximately 500,000 shares of Avanex common stock and assumed outstanding Holographix stock options.

About Holographix

Holographix is based 25 miles west of Boston in Hudson, MA. The facility is equipped with state of the art laboratories for mastering, testing, and replication of gratings and optics. Established in 1985, Holographix has extensive experience designing and manufacturing custom HOE (holographic optical elements) based systems and replicated optics including gratings, mirrors, surface relief structures, and hybrid optics. Current industries where technologies or products developed at Holographix are in use include telecommunications, printing, metrology, non-contact inspection measurement, and analytical chemistry.

About Avanex

Founded in 1997, Avanex Corporation designs, manufactures and markets technologically advanced fiber optic-based products, known as photonic processors, designed to dramatically increase the performance of optical networks while reducing overall operating costs.

Avanex photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost-effectiveness compared to commercial alternatives.

Avanex is headquartered in Fremont, Calif., and has its own dedicated 3,000-kilometer optical system design analysis and technology testing facility at its Photonics Center in Richardson, Texas.

Forward-looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the continued expansion of demand by our customers, our ability to sufficiently expand our direct and indirect sales operations, our ability to continue to gain commercial acceptance of our new products, our ability to expand, train and manage our workforce, and our ability to continue to hire appropriate personnel.

Avanex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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